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                                                                   EXHIBIT 10(v)

                       MARKETING AND MANAGEMENT AGREEMENT


         THIS MARKETING AND MANAGEMENT AGREEMENT (this "Agreement") is made and entered into as of this 2nd day of November, 1994, by and among Michigan Livestock Exchange, a Michigan non-profit corporation ("Michigan"), Indiana Livestock Exchange, an Indiana corporation which is a wholly owned subsidiary of Michigan ("Indiana") and Thorn Apple Valley, Inc., a Michigan corporation ("TAV").

                                R E C I T A L S:

         A. Michigan and Indiana (collectively, "MLE") have substantial expertise in managing livestock buying operations and presently operate a number of hog buying stations (the "MLE Stations");

         B. TAV is a slaughterer of hogs and a producer of related products, and presently operates a number of hog buying stations (the "TAV Stations"), which it believes that MLE could more efficiently operate and manage;

         C. TAV and MLE desire MLE to operate and manage the TAV Stations for TAV;

         D. TAV desires to purchase from MLE hogs obtained by MLE through any of the MLE Stations;

         E. MLE desires that TAV purchase preferred stock from Michigan Livestock Credit Corporation ("MLCC"), a subsidiary of MLE, in order to permit MLCC to continue to assist producers in the region to produce more and higher quality hogs; and

         F. The parties desire to enter into this Agreement to provide for the foregoing and to confirm and evidence their agreements with respect thereto.

         NOW THEREFORE, MLE and TAV hereby agree as follows:

         1. Term of Agreement. This Agreement shall be effective as of December 1, 1994 (the "Effective Date") and shall continue thereafter for a period of ten years, or through November 30, 2004. Upon the expiration of such term, this Agreement shall be automatically renewed for an additional ten year term unless either party has given the other party written notice of its decision not to renew this Agreement at least two years prior to the date of expiration of the original term.

         2. Operation of MLE's Buying Stations. By signing this Agreement, MLE agrees to convert the operations of all of the MLE Stations in accordance with the procedures described in Section 3. TAV, in consideration of that agreement, agrees to pay MLE a conversion fee of $500,000 on or before the Effective Date, which fee shall be deemed fully earned and non-refundable upon payment.
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         3.      Management of Hog Buying Stations.

         (a) During the term of this Agreement, MLE shall operate and manage both the MLE Stations and the TAV Stations, a current list of which is set forth as Exhibit 3(a). All assets and rights relating to the MLE Stations shall remain MLE's. All assets and rights relating to the TAV Stations shall remain TAVs. All employees of both the MLE Stations and the TAV Stations shall be MLE's employees. MLE's operation of those hog buying stations and MLE's selection, management and retention of those employees shall be in accordance the remaining subsections of this Section 3.

         (b) The management and operational services to be performed by MLE pursuant to this Agreement shall include all services required for the operation of the MLE Stations and the TAV Stations, including, but not limited to the following: (i) purchase of hogs on a daily basis, with days and hours of operation consistent with those presently employed by MLE; (ii) hiring of employees to staff each hog buying station; (iii) collection of receivables, payment of payables and maintenance of all supporting records; and (iv) preparation of monthly and annual financial statements and of other management reports and conduct of related management information activities.

         (c) Management decisions in the operation of the MLE Stations and the TAV Stations shall be made in accordance with the following:


                (i) Except as provided below, MLE shall make all day-to-day management decisions;

                (ii) While MLE will, as part of its day-to-day management, supervise all employees of the MLE Stations and the TAV Stations, all hirings and firings of such employees will be based upon the mutual determination of MLE and TAV. If MLE and TAV disagree regarding a particular hiring or firing, then the following shall apply:

                        (A) If a disagreement regarding staffing arises between the Effective Date and November 30, 1996, then MLE shall have the final authority regarding that staffing decision;

                        (B) If a disagreement regarding staffing arises from and after December 1, 1996, then TAV shall have the final authority regarding that staffing decision;





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         (iii)   Any decisions regarding the sale or closing of any MLE Station or TAV Station shall require the mutual agreement of MLE and TAV; provided, however, that:

                (A) MLE shall have the right, after notice to and discussion with TAV, to close one or more MLE Stations if, but only if, MLE reasonably determines that the closing of the MLE Station will not adversely affect MLE's procurement of the hogs required by TAV for its production operations and during the 12 month period preceding the proposed closing date, the MLE Station to be closed ranked in the lowest 10% of all MLE Stations on the basis of hog sales volume. If MLE at the time of such closure or thereafter determines to sell that MLE Station, then TAV shall have the right of first refusal to purchase that MLE Station upon the terms stated in Section 13.

                (B) TAV shall have the right, after notice to and discussion with MLE, to close one or more of the TAV Stations if, but only if, TAV commits to MLE that if and for so long as TAV continues to own that TAV Station during the remainder of the term of this Agreement TAV will not operate, or permit any other party to operate, that TAV Station is a hog buying station. If TAV at the time of such closure or thereafter determines to sell that TAV Station, then MLE shall have the right of first refusal to purchase that TAV Station upon the terms stated in Section 13.

                (C) TAV shall have the right, pursuant to Section 10(b), to withdraw (and thereafter sell, close or otherwise operate) all, but not less than all, of the TAV Stations.

        (iv) Any decisions regarding the addition (by acquisition or otherwise) of any new MLE Station or any new TAV Station shall be subject to the following:

                (A) Except as otherwise provided in Section 3(c)(iv)(B), the addition of any new hog





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                 buying stations shall require the mutual agreement of MLE and
                 TAV, which agreement shall not be unreasonably withheld.
                 In granting or withholding agreement, the potential effect of the new MLE Station or TAV Station on any existing MLE Station or TAV Station will be considered. In reaching such agreement, ancillary agreement will be reached regarding any adjustment to the level of reimbursement limitations in
                 Section 4(b) and the level of reimbursement advances in
                 Section 4(e).

                         (B) If a party (the "Non-Renewing Party") delivers notice to the other party (the "Other Party") pursuant to
                 Section 1 of its decision not to renew this Agreement, then the Other Party shall have the right at any time thereafter during the remainder of the term of this Agreement to add one or more hog buying stations for administration under the terms of this Agreement; provided, however, that the Non-Renewing Party, by written notice delivered not later than 20 days after the Other Party's delivery of the notice of addition, may elect that one or more of the additional hog buying stations not be administered under the terms of this Agreement, in which event the Other Party, directly or indirectly, shall operate such additional hog buying station(s) for its own account.

                 (v) Any extraordinary decisions regarding any MLE Station or any TAV Station including, for example, any material change in hours of operation, any material change in methods of operation, any material expansion or modification of the physical facilities, shall be based upon the mutual agreement of MLE and TAV.
         (d) Hog buying operations at the MLE Stations and the TAV Stations shall be conducted in accordance with the following:

                 (i) The primary and highest priority function in hog purchasing shall be to purchase for resale to TAV hogs satisfying TAV's quality, price and quantity specifications. The objective of that primary function shall be to fulfill TAV's production requirements. The secondary and lower priority function of the hog purchasing operations shall be to purchase for resale to third parties hogs not meeting TAV's quality specifications. The objective of this





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         secondary function shall be to utilize excess purchase/resale capacity
         to generate net revenue to offset operating expenses and, to   the
         extent compatible with the primary purchasing function, to provide an outlet for sales by cooperative members of MLE for hogs not meeting TAV's quality specifications.

                 (ii) Hog purchases for resale to TAV shall be made on the following basis:

                          (A) TAV, from time to time, will stipulate the quality specifications for hogs to be resold to TAV. TAV will have the right to revise those quality specifications at any time and from time to time. All hogs purchased by MLE for resale to TAV will conform with TAV's quality specifications at the time of resale. Unless with TAV's prior approval, MLE will not purchase for resale to third parties any hogs which meet TAV's quality specifications.

                          (B) TAV, on a daily basis, will stipulate quantity and price specifications for hogs purchased for resale to TAV. TAV will have the right to revise those quantity and price specifications at any time and from time to time. MLE will use its best efforts in its daily hog purchasing operations to meet TAV's quantity specifications with purchases at or below TAV's price specifications. Unless with the prior approval of TAV, MLE will not purchase hogs for resale to TAV at prices in excess of TAV's price specifications.

                          (C) MLE, on a daily basis, will invoice TAV for hogs to be sold by MLE to TAV. The price invoiced will equal the price paid by MLE in its purchase of those hogs plus, if and as applicable, any feeding costs and
                 transportation costs incurred by MLE   in delivering the hogs
                 to the TAV facilities. (Any feeding costs for the resold hogs will be included in the daily invoice for those hogs. Any transportation costs for those hogs, if known at the time of daily invoicing, will be included in the daily invoice for those hogs. If not known at the time of daily invoicing, the transportation costs will be





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                 included in a later invoice which specifically identifies the
                 hog    deliveries to which the transportation costs relate.)
                 Each invoice will be paid in full by TAV on or before the next day after the day that the invoice is issued.

                 (iii) Hogs purchased by MLE for resale to third parties shall be purchased and sold by MLE for its own account, with any net revenue realized by MLE from such sales applied to fund operating expenses which would otherwise be reimbursable by TAV pursuant to Section 4.

        (e) MLE's operation and management of the MLE Stations and the TAV Stations shall be overseen by a four person board, referred to herein as the "Management Board". Two of the members of the Management Board shall be appointed and removed by MLE, and two of the members of the Management Board shall be appointed and removed by TAV. One of the two members appointed by TAV shall be designated by it as the Chairman of the Management Board. The Management Board shall hold meetings monthly, or at such other intervals as are agreed to by TAV and MLE, at times specified by the Chairman of the Management Board. At all meetings of the Management Board, two members shall constitute a quorum, provided that at least one of such members shall have been appointed by each of MLE and TAV. A member present at a meeting of the Management Board may exercise the voting right of any member not present if authorized by a written proxy.

4.      Payment by TAV of Operating Expenses.

        (a) Subject to the limitations in Section 4(b), TAV shall reimburse MLE for all direct expenses incurred by MLE in operating and managing the TAV Stations and the MLE Stations and all indirect expenses incurred by MLE in operating and managing the MLE Stations. For such purposes:

                 (i) The "direct expenses" will include all operating expenses incurred by MLE which, in accordance with generally accepted accounting principles, are allocable to the operation and management of the TAV Stations and the MLE Stations, excluding transportation and feed costs incurred for delivered hogs to the extent invoiced to the purchaser as part of the selling price for the hogs. The "direct expenses" will include, in addition to those operating expenses incurred at the TAV Stations and the MLE Stations, operating expenses





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         incurred at administrative facilities of MLE to the extent properly allocable to the operation and management of the TAV Stations and the MLE Stations (as distinguished from operating expenses properly allocable to the general overhead of MLE or to other activities of
         MLE). Without limiting the forgoing, the "direct expenses" will include depreciation with respect to the MLE Stations and interest and other financing charges incurred by MLE for indebtedness which finances the cost of purchasing hogs.

                 (ii) The "indirect expenses" will include all other expenses incurred by MLE which, in accordance with generally accepted accounting principles, are allocable to the operation and management of MLE Stations.

Any dispute regarding the allocation of any expenses to the operation and management of the MLE Stations and the TAV Stations, and any dispute as to whether such expenses are "direct expenses" or "indirect expenses", to the extent not resolved by MLE and TAV, will be resolved pursuant to the arbitration procedure described in Section 12.

         (b) MLE shall endeavor over the first 15 months of this Agreement to reduce its annualized costs of operating and managing the MLE Stations by $1,500,000, and MLE shall be obligated over the first 12 months of this Agreement to reduce its annualized costs of operating and managing the MLE Stations by $1,029,706. During the year ended December 31, 1993, MLE's approximate costs to operate and manage the MLE Stations were $5,812,705. Subject to the adjustments prescribed in Section 4(c), during the first 13 months of the term of this Agreement (from December 1, 1994 through December 31, 1995), MLE's cost to operate and manage the MLE Stations shall not exceed $5,739,354 ($5,812,705, less the $1,029,706 required to occur ratably over the first 12 months of that 13 month period). Thereafter, subject to the adjustments stated in Section 4(c), during each successive 12 month period of the term of this Agreement (from January 1st through the next December 31st), MLE's cost to operate and manage the MLE Stations shall not exceed $4,782,999 ($5,812,705 less $1,029,706) and during the last 11 month period of the term of this Agreement (from January 1, 2004 through November 30, 2004), MLE's cost to
operate and manage the MLE Stations shall not exceed $4,384,413.   TAV shall
have no obligation to reimburse MLE for the cost of operating and managing the MLE Stations in excess of $5,739,354 during the first 13 months of the term of this Agreement, or in excess of $4,782,999 during each 12





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month period ending on a December 31st thereafter or in excess of $4,384,413 during the last 11 month period ending on November 30, 2004. In determining the cost of operating and managing the MLE Stations, the allocation of expenses between the MLE Stations and the TAV Stations will be made in accordance with generally accepted accounting principles; provided, however, that in allocating the costs from MLE's central administrative facilities, only those costs which are incrementally incurred as a result of the administration of the TAV Stations shall be allocated to the TAV Stations and costs which otherwise would have been incurred in administering the MLE Stations shall continue to be allocated to the MLE Stations.

         (c) The reimbursement limitations in Section 4(b) shall be subject to the following adjustments:

                 (i) The reimbursement limitation for each of the accounting periods specified in Section 4(b) are based upon an annual interest cost of $344,000 for financing required to "carry" the cost for the hogs purchased for resale at the MLE Stations. The actual interest cost incurred by MLE for such purposes during each of the accounting periods specified in Section 4(b) will be greater or less than that amount, depending upon both the volume of purchases at the MLE Stations and the fluctuations in the applicable rate of interest. As a consequence, the reimbursement limitation for each accounting period specified in Section 4(b) shall be adjusted to account for any differential between the actual interest costs incurred by MLE during such period and the above stated interest cost upon which that reimbursement limitation was based.

                 (ii) If additional MLE Stations are opened or if existing MLE Stations are closed, then TAV and MLE shall negotiate in good faith toward an adjustment of the limitations on reimbursement, taking into account the historical operating costs of the closed MLE Stations and the proposed operating costs of any new MLE Stations.

                 (iii) The reimbursement limitations specified in Section 4(b) for the accounting period beginning January 1, 1996 and for each accounting period thereafter are based upon the assumption that, for each such period, MLE's cost for the salaries, wages and benefits to employees of the MLE Stations (the "Payroll Expenses") will equal $2,497,456 and does not account for any "cost of living" adjustments. As of January 1, 1996, and as of each January 1st thereafter, the





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         reimbursement limitation for the accounting period beginning on that date shall be adjusted by reference to the Consumer Price Index for All Items, as published by the United States Bureau of Labor Statistics (the "CPI") in accordance with the following formula:

                          Current Index - Base Index x $2,497,456 = Adjustment
                          --------------------------
                                  Base Index

         PROVIDED, HOWEVER, that the Adjustment for each accounting period shall not, under any circumstances, be more than 4% of the actual Payroll Expense for the 12-month period ending on the December 31st immediately prior to that accounting period. For such purposes, the "Current Index" will be the CPI published for the September immediately preceding the adjustment date and the Base Index will be the CPI published for September of 1994.

         (d) For the 12 month period beginning January 1, 1996, and for each accounting period thereafter beginning on January 1st during the term of this Agreement, TAV shall pay to MLE, on an annual basis (within ten days following the date that TAV receives a certified annual statement for that accounting period), 50% of the amount by which MLE's annual costs to operate and manage the MLE Stations are below the reimbursement limitation applicable to that accounting period as determined under the provisions of Section 4(b) and 4(c).

         (e) TAV shall reimburse MLE for its expenses in operating and managing the MLE Stations and the TAV Stations as follows:

                 (i) On the first day of each month during the 13 month period beginning December 1, 1994, TAV shall pay MLE an advance against operating expenses in the amount of $494,089 (which represents an advance of $441,489 per month with respect to the MLE Stations and an advance of $52,600 per month with respect to the TAV Stations).
         As of January 1, 1996, and as of each January 1st thereafter during the remainder of the term of this Agreement, the monthly advance payable by TAV to MLE shall be adjusted to equal the average monthly reimbursement made by TAV to MLE for the 12 month period ending on the December 31st immediately preceding that adjustment date.

                 (ii) Within 30 days after the end of each quarterly period during the term of this Agreement (i.e., the three month periods





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         ending on the last days of March, June, September and December), MLE shall provide TAV with a statement, reviewed and verified by an officer of MLE, setting forth in reasonable detail the management and operating costs of MLE (as described in Section 4(a)) for such quarter. (By such verification, the MLE officer will attest that, to such officer's knowledge, the statement fairly represents the results of operations for the period reported, in accordance with generally accepted accounting principles, subject to year-end adjustments based upon a review and audit of the records of MLE). If, on the basis of that statement, the advances paid by TAV to MLE for the reported quarter exceed MLE's reimbursable operating and management expenses for that quarter, then MLE shall include with such statement a check to TAV for the amount of such excess. If, on the basis of that statement, the advances paid by TAV to MLE for the reported quarter are less than MLE's reimbursable operating and management expenses for that quarter, then TAV shall remit to MLE a check for that deficiency within ten (10) days after TAV's receipt of that statement.

                 (iii) Within 75 days after the end of each 12 month period ending on December 31st during the term of this Agreement, MLE shall provide TAV with a statement, reviewed and certified by an independent public accounting firm retained by MLE, setting forth in reasonable detail the management and operating costs of MLE (as described in Section 4(a)) for such 12-month period. If, based upon that annual statement, the net advances (i.e., the advances made pursuant to Section 4(e)(i) plus, or minus, the reconciling payments made pursuant to Section 4(e)(ii)) paid by TAV to MLE for the reported 12-month period exceed MLE's reimbursable operating and management expenses for that period, MLE shall include with such statement a remittance of the amount of any such excess advances. If, based upon that annual statement, the net advances (as above) paid by TAV to MLE with respect to such 12-month period are less than MLE's reimbursable operating and management expenses for that period, TAV shall, within ten days after receipt of such statement, remit to MLE the amount of any deficiency.

         (f) TAV shall have the right to examine and make copies of the books and records of MLE (including any computer or data base information) to the extent such records relate to this Agreement. Each such examination shall be made upon





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         reasonable notice at MLE's usual place of business, and shall be
         conducted on   TAV's behalf and at TAV's expense; provided, that if
         any examination reveals a discrepancy in reimbursable expenses of 10% or more for any quarter examination, MLE shall reimburse TAV for the costs of such audit.

         5. Management Fee. During the term of this Agreement, TAV shall pay MLE, in addition to the commitment fee specified in Section 2 and the cost reimbursements specified in Section 4, a monthly facilities use and management fee equal to the following:

                (a) For the month of December, 1994 and for each of the 35 months thereafter to and including November of 1997, TAV shall pay to MLE a fee of $69,444; and

                (b) For the month of December, 1997, and for each of the next 83 months thereafter to and including November, 2004, TAV shall pay to MLE a fee of $83,333.

The monthly installments prescribed in this Section 5 shall be due and payable in advance by check on the first day of each month.

         6. Purchase of Preferred Stock by TAV. On December 1, 1994, TAV shall purchase from Michigan Livestock Credit Corporation ("MLCC") 100,000 shares of MLCC's Class C Preferred Stock for the sum of $2,000,000, pursuant to the Preferred Stock Purchase Agreement attached hereto as Exhibit 6. Such preferred stock shall pay dividends to TAV at the rate of 6% per annum. If TAV is satisfied, in its sole discretion, that the programs instituted by MLCC are beneficial to the improvement of hog supplies available to TAV, TAV shall purchase an additional 50,000 shares of MLCC's Class C Preferred Stock on each of the third, fourth and fifth anniversaries of the Effective Date, for a purchase price of $1,000,000 in each instance. Upon the termination of this Agreement (whether by expiration of the term stated in Section 1 or due to an earlier termination pursuant to Section 10), MLCC shall repurchase from TAV, at TAV's aggregate purchase price, all Class C Preferred Stock then owned by TAV, with such purchase price, together with interest at the rate of 6% per annum, payable in 12 equal monthly installments of principal and interest, with the first such installment due 30 days after the effective date of termination of this Agreement.

         7.      Representations and Warranties.

                 (a)      MLE represents and warrants to TAV as follows:

                          (i) Organization and Standing. Each of Michigan and Indiana is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation. Michigan





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                 and Indiana  each has all requisite corporate power and
                 authority to carry on its business as now conducted and as proposed to be conducted, and is duly qualified as a foreign corporation and is in good standing in all other jurisdictions in which such qualification is required.

                          (ii) Authorization. All corporate action on the part of Michigan and Indiana, and of their respective officers, directors, and shareholders, which is necessary for the authorization, execution, delivery and performance of all obligations of each of them under this Agreement has been taken. This Agreement constitutes a valid and legally binding obligation of Michigan and Indiana.

                          (iii) Financial Statements. Michigan has furnished to TAV with (a) audited balance sheets of MLE as of December 31, 1991, 1992 and 1993, together with audited statements of operations, shareholders' equity, and changes in financial position for each of the years then ended. MLE has also furnished TAV with unaudited statements of operations for its hog buying station operations for the year ended December 31, 1993. Such audited and unaudited financial statements of MLE are referred to herein collectively as the "Financial Statements." The Financial Statements are in accordance with the books and records of Michigan and Indiana and fairly present the financial position of Michigan and Indiana as of their respective dates and the results of the operations of Michigan and Indiana for the periods then ended.

                          (iv)    No Changes.  Subject to the provisions of
                 Section 3(c)(iii), during the term of this Agreement, Michigan and Indiana will maintain and operate their respective hog buying stations in a manner consistent with the way in which such hog buying stations have been maintained and operated during the three year period ended December 31, 1993. During the term of this Agreement, Michigan and Indiana will continue to maintain and operate sufficient numbers of hog buying stations to permit them to purchase at least as many hogs as they purchased during the year ended December 31, 1993.

                          (v) Title to Tangible Property and Assets; Liabilities. Except (a) as reflected in their Financial Statements or in the notes thereto, (b) for liens for current taxes not yet delinquent, (c) for liens





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                 imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen, and the like, (d) for liens in respect of pledges or deposits under workers' compensation laws or similar legislation, or (e) for minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property, the Michigan and Indiana have good and marketable title to all tangible property owned by them or own their property free and clear of all mortgages, liens, loans, and encumbrances. With respect to the property they lease, Michigan and Indiana are in compliance with such leases and hold a valid leasehold interest free of any liens, claims, and encumbrances, subject to clauses (b)-(e) above. Except for liabilities incurred in the usual and ordinary course of business since the date of the Financial Statements, neither Michigan nor Indiana has knowledge of any liability of any kind or nature whatsoever, which has not been timely and adequately reflected or specifically disclosed in the Financial Statements.

                          (vi) Governmental Consents. To the knowledge of Michigan and Indiana, all consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Michigan and Indiana required in connection with the consummation of the transactions contemplated by this Agreement have been obtained.

                          (vii) Compliance with Other Instruments. Neither Michigan nor Indiana is in violation of any provisions of its Articles of Incorporation or Bylaws as amended and in effect on and as of the closing, or of any provision of any mortgage, indenture, agreement, instrument or contract to which it is a party, or, to the best of their knowledge, of any provision of any federal or state judgment, writ, decree, order, statute, rule, or governmental regulation applicable to them. The execution, delivery, and performance of this Agreement will not result in any such violation or conflict with or constitute a default under any such provision.

                          (viii) Insurance. Each of Michigan and Indiana has fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any





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                 of its properties that might be damaged or destroyed.

         (b)     TAV represents and warrants to MLE as follows:

                 (i) Organization and Standing. TAV is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, has all requisite corporate power and authority to carry on its business as presently conducted, and is duly qualified as a foreign corporation and is in good standing in all other jurisdictions in which such qualification is required.

                 (ii) Authorization. All corporate action on the part of TAV and its officers, directors, and shareholders necessary for the authorization, execution, delivery, and performance of all obligations of TAV under this Agreement has been taken. This Agreement, when executed and delivered, shall constitute a valid and legally binding obligation of TAV.

                 (iii) Financial Statements. TAV has furnished to MLE audited balance sheets of TAV as of December 31, 1991, 1992 and 1993, together with audited statements of operations, shareholders equity and changes in financial positions for each of the years then ended (the "TAV Financial Statements"). The TAV Financial Statements are in accordance with the books and records of TAV and fairly present the financial position of TAV as of their respective dates and results of the operations of TAV for the periods then ended.

                 (iv) Governmental Consents. To the knowledge of TAV, all consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of TAV required in connection with the consummation of the transactions contemplated by this Agreement have been obtained.

                 (v) Compliance with Other Instruments. TAV is not in violation of any provisions of its Articles of Incorporation or Bylaws as amended and in effect on and as of the closing, or of any provision of any mortgage, indenture, agreement, instrument or contract to which it is a party, or, to the best of TAV's knowledge, of any provision of any federal or state judgment, writ, decree, order, statute, rule, or governmental regulation applicable to TAV. The execution, delivery, and performance of this Agreement will not result in any such violation or conflict with or constitute a default under any such provision.

                  (vi) Insurance. TAV has fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

         8. Independent Status of the Parties. It is understood and agreed that each of MLE and TAV is an independent contractor and is not, and shall not hold itself out to be, a partner, co-venturer, agent or employee of the other party. Neither TAV nor MLE shall have the authority to bind the other in the course of their performance of this Agreement.

         9.      Indemnification.

                 (a) MLE shall indemnify and hold harmless TAV and its shareholders, directors, officers, employees and agents from and against any and all claims, liabilities, obligations, costs or expenses (including attorneys' fees) arising by reason of or associated with any breach by MLE of any of its obligations under this Agreement or as a result of the negligent or wilful misconduct of MLE, or its employees or agents, in the performance by MLE of its duties pursuant to this Agreement.

                 (b) TAV shall indemnify and hold harmless MLE and its shareholders, directors, officers, employees and agents from and against any and all claims, liabilities, obligations, costs or expenses (including attorneys' fees) arising by reason of or associated with any breach by TAV of any of its obligations under this Agreement or as a result of the negligent or wilful misconduct of TAV, or its employees or agents, in the performance by TAV of its duties pursuant to this Agreement.

                 (c) The obligations under Sections 9(a) and 9(b) shall be continuing and shall survive termination of this Agreement.

         10.     Termination.

                 (a) A party (the "Non-Defaulting Party") shall be entitled to terminate this Agreement in the event of a material default by the other (the "Defaulting Party").

         For such purposes, a material default shall include and be limited to the following:

                          (i) The failure or refusal of the Defaulting Party to pay any amount due to the Non-Defaulting Party within three (3) days after delivery by the Non-Defaulting Party to the Defaulting Party of written demand for payment; or

                          (ii) The failure or refusal of the Defaulting Party to perform any material obligation under this Agreement (other than the obligation for payment which is governed by the provisions of Section 10(a)(i)) which is not remedied within 30 days after the date that the Non-Defaulting Party delivers written notice to the Defaulting Party identifying and demanding performance of such obligation.

In either such instance, the Non-Defaulting Party may, at any time after the expiration of the applicable remedial period, terminate this Agreement by written notice to the Defaulting Party, with such termination effective immediately upon the delivery of such notice of termination.

                 (b) TAV may terminate MLE's management and operation of all (but not less than all) of the TAV Stations (and TAV's obligation under Section 4 to reimburse MLE for such management and operation) at any time during the term hereof, upon 30 days prior written notice. Except as provided below, such termination shall not, however, affect the provisions of this Agreement relating to the management and operation of the MLE Stations or the obligations of TAV to reimburse MLE for the cost of managing and operating the MLE Stations or the obligation of TAV to pay to MLE the fee specified in Section 5. If TAV, pursuant to this Section 10(b), terminates MLE's management and operation of the TAV Stations, then MLE shall have the right, exercisable by written notice delivered to TAV on or after the date that TAV delivers written notice of such termination, to terminate this Agreement with respect to its management and operation of the MLE Stations, with such termination effective as of the date specified in such notice.

                 (c) Except as provided in Sections 10(a) and 10(b), this Agreement shall remain in full force and effect until the expiration of the term on January 31, 2005.

         11. Confidentiality. Each party (the "Recipient Party") shall treat all non-public information (the "Confidential Information") with respect to the products, business, customers or methods of operation of the other party (the "Disclosing Party") furnished to the Recipient Party orally or in writing by the Disclosing Party or by any of its representatives as confidential, shall hold all Confidential Information in strictest confidence and shall not disclose to any third party any Confidential Information except (a) to its directors, officers, employees and representatives (including outside attorneys, accountants and consultants) who need to know such Confidential Information for the purposes of this Agreement, who agree to keep such Confidential Information confidential and who are provided with a copy of this Section 11 of this Agreement and agree to be bound by its terms (and the Recipient Party shall inform such persons of the confidential nature of the Confidential Information and shall take reasonable measures to enforce confidentiality and to prevent unauthorized use or disclosure of the Confidential Information, (b) with the prior written consent of the Disclosing Party, and (c) as may be required by law in the reasonable judgment of legal counsel to the Recipient Party. In any event, each party shall be responsible for any breach of this Section 11 of this Agreement by it or by any of its representatives.

         12. Arbitration. In the event of a dispute between the parties hereto as to the calculation of any sum required to be paid by either party under this Agreement, the undisputed portion of any such sum shall be paid as provided in this Agreement and the balance, as determined by an arbitrator (who shall be a member of one of the "Big Six" national accounting firms, excluding the firms engage by MLE and TAV, as mutually agreed upon by MLE and TAV), shall be paid within 10 days after such arbitrator's decision or otherwise treated in accordance with such decision. In the event that MLE and TAV are unable to agree on an arbitrator, MLE's and TAV's independent public accountants shall select an arbitrator who satisfies the requirements of this Section. MLE and TAV shall share equally the cost of each such arbitration. Such arbitration shall be final and binding, and pursuant to MCLA Section 600.5001 a judgment of any Michigan circuit court may be rendered on any such arbitration award.

         13.     Right of First Refusal to Purchase Stations.  Pursuant to
Section 3(c)(iii), MLE has reserved the right to discontinue the management and operation of specified and limited MLE Stations and TAV has reserved the right to discontinue the management and operation of specified TAV Stations (each such discontinued MLE Station or TAV Station is hereafter referred to as an "Discontinued Station"). If, in connection with or following such discontinuance, a party (the "Selling Party") proposes to sell a Discontinued Station and if, following that sale, the Discontinued Station will remain suited for use by the purchaser as a hog buying station (as distinguished from any other use), then the other party (the "Other Party") shall have a right of first refusal with respect to the sale of that Discontinued Station upon the terms stated in this Section 13.

                 (a) The Selling Party shall not sell any such Discontinued Station(s) unless (i) the consideration for the sale is cash, unsecured indebtedness of a person or entity financially able (in the judgment of the Selling Party) to satisfy such indebtedness or a combination of cash and such unsecured indebtedness, (ii) the Selling Party first notifies the Other Party in writing of such proposed sale and attaches a copy of the terms thereof (including a copy of the offer and all other pertinent documents) (the "Sale Note"), and (iii) the Other Party fails to purchase such Discontinued Station(s) and the Selling Party complies with Section 13(b). Upon receipt of a Sale Notice, the Other Party shall have the right, exercisable by written notice given to the Selling Party within 30 business days after the date on which such Sale Notice was duly given, to purchase all, but not less than all, of the Discontinued Station(s) specified in such Sale Notice at the same price and for cash or on the same terms as are offered by the proposed purchaser, except that the closing of any such sale shall be governed by Section 13(c) of this Agreement.

                 (b) If the Other Party fails to exercise its right of first refusal with respect to any Discontinued Station(s) described in a Sale Notice within the time limits set forth in Section 13(a) above, the Selling Party may sell all but only all of the Discontinued Station(s) described in the Sale Notice to the purchaser specified in the Sale Notice if and only if such sale is on the terms and conditions set forth in such Sale Notice and such sale occurs within 90 business days after such Sale Notice was given to the Other Party.

                 (c) Closing of any sale pursuant to this Section 13 shall be at the principal office of the Other Party at such date as may be mutually agreed upon by the parties, but in no event later than the 90th business day following the date on which the Sale Notice was given. On the closing date, the Selling Party will, upon receipt of payment, execute and deliver to the Other Party such bills of sale, assignments and other documents and instruments as the Other Party may reasonably request to properly and validly effectuate or evidence such sale. Any cash payment due on the closing date shall be paid in cash or by certified or cashier's check and if a note (unsecured indebtedness) is to be given as part of the consideration in accordance with this Section 13, such note shall be substantially in the form provided for in the Sale Notice.

         14.     Miscellaneous.

         (a) Notices. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by overnight mail, hand delivery, or by registered or certified mail, return receipt requested, with first class postage prepaid. Such notices shall be addressed as follows, unless notice of a change of address is furnished to the other parties in the manner provided in this Section 14(a):

                          If to TAV:               Thorn Apple Valley, Inc.
                                                   18700 West Ten Mile Road

                                            Southfield, Michigan 48075
                                            Fax: (810) 552-0986

                          With a copy to:   Honigman Miller Schwartz and Cohn
                                            2290 First National Building
                                            Detroit, Michigan  48226
                                            Attn:  Donald J. Kunz

                          If to MLE:        Michigan Livestock Exchange
                                            806 Coolidge Road
                                            East Lansing, Michigan  48823
                                            Fax: (517) 337-6070

                       With a copy to:      Hooper, Hathaway, Price,
                                            Beuche & Wallace
                                            126 South Main Street
                                            Ann Arbor, Michigan   48104
                                            Attn:  James R. Beuche

         Any notice which is required to be made hereunder shall be deemed made on the date such notice is received by the party to whom it is directed.

                 (b) Invalid or Unenforceable Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all requests as if such invalid or unenforceable provision were omitted.

                 (c) Assignment. This Agreement shall not be assigned without the consent of all parties hereto. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their successors and permitted assigns.

                 (d) Amendments and Waiver. No amendment, modification, change, supersession, or cancellation of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement, or understanding set forth herein shall not be construed as a wavier or relinquishment of the right to insist upon strict performance of the same or any other condition, promise, agreement, or understanding at a future time.

                 (e) Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings among all or some of the parties hereto, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express of implied, among the parties except as set forth herein.

                 (f) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Michigan.

                 (g) Counterparts. The Agreement may be executed in two or more counterparts, each of which shall constitute an original and together which shall constitute one instrument.

                 (h) Attorney's Fees. If any party commences an action against any other party to enforce any of the terms, covenants, conditions, or provisions of this Agreement or because of a default by a party under this Agreement, any prevailing party in any such action shall be entitled to recover its reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action from the nonprevailing party or parties.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of this 2nd day of November, 1994.

                                             THORN APPLE VALLEY, INC.,
                                             a Michigan corporation

                                             ___________________________________
                                             By:     Joel Dorfman
                                             Its:    President

                                             INDIANA LIVESTOCK EXCHANGE,
                                             an Indiana corporation

                                             ___________________________________
                                             By:     Thomas Reed
                                             Its:    President

                                             MICHIGAN LIVESTOCK EXCHANGE
                                             a Michigan corporation

                                             ___________________________________
                                             By:     Thomas Reed
                                             Its:    President





         from the nonprevailing party or parties.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of this 2nd day of November, 1994.

                                             THORN APPLE VALLEY, INC.,
                                             a Michigan corporation

                                             ___________________________________
                                             By:     Louis Glazier
                                             Its:    Executive Vice President

                                             INDIANA LIVESTOCK EXCHANGE,
                                             an Indiana corporation

                                             ___________________________________
                                             By:     Thomas Reed
                                             Its:    President

                                             MICHIGAN LIVESTOCK EXCHANGE
                                             a Michigan corporation

                                             ___________________________________
                                             By:     Thomas Reed
                                             Its:    President
         from the nonprevailing party or parties.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of this 2nd day of November, 1994.

                                             THORN APPLE VALLEY, INC.,
                                             a Michigan corporation

                                             ___________________________________
                                             By:     Ed Boan
                                             Its:    Executive Vice President

                                             INDIANA LIVESTOCK EXCHANGE,
                                             an Indiana corporation

                                             ___________________________________
                                             By:     Thomas Reed
                                             Its:    President


                                             MICHIGAN LIVESTOCK EXCHANGE
                                             a Michigan corporation

                                             ___________________________________
                                             By:     Thomas Reed
                                             Its:    President